Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

NCR CORPORATION

AND

[ATMCo]

Dated as of [•], 2023

i

ii

Section 9.10	Construction	20

Schedules

Schedule 1	NCR Provided Services
Schedule 2	ATMCo Provided Services
Schedule 3	Excluded Services
Schedule 4	Personal Information Processing Agreement
Schedule 5	Transition Managers
Schedule 6	Lease Agreements

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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [•], 2023 (the “Effective Date”), between NCR Corporation, a Maryland corporation (“NCR”), and [•], a [Maryland] corporation (“ATMCo”). “Party” or “Parties” means NCR or ATMCo, individually or collectively, as the case may be.

RECITALS

WHEREAS, the Parties have entered into that certain Separation and Distribution Agreement, dated [•], 2023 (the “SDA”);

WHEREAS, pursuant to the SDA, and in connection with the transition of the respective Businesses from one Group to the other, respectively, the Parties contemplate that certain services are to be provided or caused to be provided by NCR to ATMCo and by ATMCo to NCR for certain periods after the Separation upon the terms and conditions set forth in this Agreement; and

WHEREAS, this Agreement constitutes the Transition Services Agreement referred to in the SDA.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms.

(a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the SDA, and Section 1.2 (References; Interpretation) of the SDA is incorporated herein by reference.

(b) The following capitalized terms used in this Agreement shall have the meanings set forth below:

“ATMCo Provider” means any member of the ATMCo Group that is a Provider.

“ATMCo Recipient” means any member of the ATMCo Group that is a Recipient.

“Force Majeure” means, with respect to a Person, an event beyond the reasonable control of such Person, including acts of God, floods, riots, fires or other natural disasters, explosions, sabotage, civil commotion or civil unrest, interference by civil or military authorities, epidemics, pandemics, acts of war (declared or undeclared), armed hostilities or other national or international calamity, acts of terrorism (including by cyberattack or otherwise) and failure or interruption of networks or energy sources, in each case, which such events cause cessation, interruption or hindrance of the provision of any Service.

“Intellectual Property” means, on a worldwide basis (including in any country or jurisdiction), all (i) national, regional and international patents (including utility patents and models, design patents and patents arising from any Patent Applications), including any extensions, renewals and substitutions thereof or therefor (collectively, “Patents”), designs and associated rights (including industrial and community designs and associated rights), Marks, copyrights, trade secrets and other confidential information and associated rights, mask works and associated rights, know-how, ideas, discoveries, creations, inventions, invention disclosures, innovations, developments, modifications, improvements, enhancements, derivative works, works of authorship, research and development (including information, data, plans and results), correspondence, records and other documentation, other proprietary information, documentation and materials of every kind, and other intellectual or industrial property (including any other related information, data, documentation and materials); (ii) copies, implementations and embodiments of any of the foregoing (in whatever form or medium, whether tangible (such as in writing) or intangible (such as in electronic form)); (iii) applications to register any of the foregoing (including, in the case of Patent applications, provisionals, continuations, divisionals, continuations-in-part, re-examination and reissue applications, and any other applications claiming priority to, or from which priority is claimed from, any of the foregoing Patent applications (“Patent Applications”)) and registrations of any of the foregoing; (iv) other intellectual and industrial property rights, related proprietary rights and similar and equivalent rights (including related to any of the foregoing), including the right to sue for and/or license with respect to any past, present or future infringement, misappropriation or dilution of any of the foregoing; and (v) legal rights, title and interest in, to, under or with respect of any of the foregoing, whether or not filed, registered, issued, perfected or recorded.

“Marks” means, on a worldwide basis, all trademarks, service marks, trade names, business (including product and service) brands and names, logos, symbols and slogans, trade dress, domain names, social media handles and names, and other identifiers and similar items and all associated goodwill.

“NCR Provider” means any member of the NCR Group that is a Provider.

“NCR Recipient” means any member of the NCR Group that is a Recipient.

“Provider” means the applicable Party or member of its Group responsible for providing or causing the provision of a Service under this Agreement.

“Recipient” means the applicable Party or member of its Group entitled to receive a Service under this Agreement.

“Services” means the ATMCo Provided Services and the NCR Provided Services, as applicable.

“Technology” means methods, processes, plans, specifications, schematics, drawings, protocols, techniques, algorithms, formulae, features, functions, interfaces, APIs, software (whether in source code, object code or any other form) and related databases and documentation, arrangements, structures and appearances (including of non-copyrightable elements, features, functions and interfaces), data and data works and rights.

“Virus(es)” means any malicious computer code or instructions that adversely affect in any material respect the operation, security or integrity of (i) a computing telecommunications or other electronic operating or processing system or environment, (ii) software programs, data, databases, or other computer files or libraries, or (iii) computer hardware, networking devices or telecommunications equipment, including (x) viruses, Trojan horses, time bombs, back door devices, worms or any other software routine or hardware component designed to permit unauthorized access, disable, erase or otherwise harm software, hardware or data or perform any other such harmful or unauthorized actions and (y) similar malicious code or data.

ARTICLE II

SERVICES AND DURATION

Section 2.01 Provision of Services.

(a) Subject to the terms and conditions of this Agreement, NCR shall provide (or cause to be provided) to the ATMCo Recipients all of the services listed in Schedule 1 attached hereto (the “NCR Provided Services”).

(b) Subject to the terms and conditions of this Agreement, ATMCo shall provide (or cause to be provided) to the NCR Recipients all of the services listed in Schedule 2 attached hereto (the “ATMCo Provided Services”).

(c) Notwithstanding the foregoing, the Services shall not include the services set forth in Schedule 3 (the “Excluded Services”).

Section 2.02 Duration of Services. Subject to Section 6.04 hereof, effective as of the Distribution Date, each Provider shall provide or cause to be provided to the respective Recipients each Service until the expiration of the period set forth next to such Service on the applicable Schedules hereto (the date of any such Service expiration, the “Service Term”); provided that a Recipient shall have the right to extend the performance of the Services (and the corresponding Service Term) for up to an additional three (3) month period after the applicable Service Term upon reasonable request set forth in a written notice specifying such additional requested period for such Service and delivered to the Provider no less than thirty (30) days prior to the end of such Service Term (provided further that such extension in no event shall extend beyond the Term).

Section 2.03 Omitted Services.

(a) If, within six (6) months after the Distribution Date, NCR or ATMCo identifies and requests in writing a service that the other Party or its Group provided to the Business of the requesting Party, respectively, during the twelve (12) months prior to the Distribution Date that the requesting Party or its Group reasonably requires in order for its Business to continue to operate in substantially the same manner in which the Business operated prior to the Distribution Date, and such service was not included in Schedule 1 or Schedule 2 (and is not an Excluded Service), then, in each case, ATMCo and NCR shall negotiate in good faith for the provision thereof hereunder if the applicable Provider is reasonably able to provide such requested service (and the applicable Recipient is not reasonably able to provide or procure from another Person such requested service) (it being agreed that it shall not be considered unreasonable to procure a service from another Person simply because the cost charged by such Person is greater than the historical cost such service was provided to the requesting Party or as would be charged by the Provider), and if so, subject to the Parties reaching an agreement pursuant to Section 2.03(b), the applicable Provider will use commercially reasonable efforts to provide, or cause to be provided, such requested service (such services, the “Omitted Services”).

(b) In the event that the Parties reach an agreement with respect to providing an Omitted Service, the Parties or their respective Relationship Managers shall amend the appropriate Schedule in writing to include such Omitted Services and the terms with respect thereto that are mutually agreed by the Parties, including (i) the termination date with respect to such Omitted Services, which shall in no event be later than the end of the Term and (ii) the monthly fees and any other fees and expenses for such Omitted Services, determined pursuant to Section 3.01(b). Upon such amendment of the appropriate Schedule, such Omitted Services shall be deemed Services hereunder, and accordingly, the Party requested to provide such Omitted Services shall provide such Omitted Services, or cause such Omitted Services to be provided, in accordance with the other terms and conditions of this Agreement.

Section 2.04 Exception to Obligation to Provide Services. Notwithstanding anything in this Agreement to the contrary, the relevant Providers shall not be obligated (and neither NCR nor ATMCo shall be obligated to cause any Provider) to provide any Services to the extent the provision of such Services would violate any Law or any Contract to which NCR, ATMCo, any of NCR’s or ATMCo’s Affiliates or any of the Providers are subject; provided, however, that NCR and ATMCo shall comply with Section 7.02 in seeking to obtain any Required Consents necessary to provide such Services.

Section 2.05 Standard of the Provision of Services. Except where expressly provided otherwise in the applicable Schedule, the Services shall be provided in good faith with the degree of care, skill and diligence, and at a level, volume, scope and timeliness, substantially consistent with that provided to the applicable Business during the one (1)-year period immediately preceding the Distribution Date and shall be provided and accepted in accordance with the terms, limitations and conditions set forth in this Agreement and the applicable Schedule; provided that no Provider shall be required to increase the level, volume or scope of the Services in excess of those described in the foregoing clause; provided, further, that with respect to Services a Recipient may request such an increase from the applicable Provider, which will be considered a request for an Omitted Service hereunder subject to Section 2.03.

Section 2.06 Change in Services. The Providers may from time to time supplement, modify, substitute or otherwise alter the Services provided by such Provider, provided that such supplement, modification, substitution or alteration does not adversely affect the quality or availability of Services or increase the cost of using such Services, in each case, in a material respect. Notwithstanding the foregoing, a Provider will have the right to (i) temporarily interrupt the provision of Services for emergency or routine maintenance purposes and/or (ii) temporarily shut down the operation of the systems of the Provider providing the Services if, in each case, it is the commercially reasonable judgment of the Provider that such action is reasonably required or customary for its business, the Provider uses commercially reasonable efforts to arrange for the provision of such Services impacted by such temporary interruption and/or shutdown where reasonably practicable and at no material additional cost and expense to Recipient, and, where reasonably practicable, subject to reasonable written notice (under the circumstances) and reasonable consultation with Recipient with respect thereto. In performing any maintenance contemplated by this Section 2.06, the Provider shall use commercially reasonable efforts to minimize the impact of such maintenance on the Services and the Recipient’s Business.

Section 2.07 Subcontractors. A Provider may reasonably subcontract any of the Services or portion thereof that is not subcontracted as of the Distribution Date to any other Person, including any Affiliate of the Provider, without the prior written consent of the Recipient; provided that (i) the use of such subcontractor shall not result in any increased Service Charges or additional costs, fees and expenses to Recipient in respect of such subcontracted Services in a material respect, (ii) such other Person shall be subject to service standards and confidentiality obligations consistent with those set forth herein, and (iii) such Provider shall remain primarily responsible for all of its obligations hereunder with respect to the Services provided by such subcontractor; provided further, in all cases, that prior written notice to Recipient and Recipient’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed) shall be required if such subcontracting is to a Third Party with respect to Services that are provided solely to Recipient or that is a direct competitor of Recipient.

Section 2.08 Electronic Access.

(a) To the extent that the performance or receipt of Services hereunder requires access to a Party’s or its Affiliates’ computer systems, software or other information technology systems, including data contained therein (collectively, the “Systems”) by the other Party or its Affiliates (the “Accessing Group”), the Party whose Group’s Systems are being accessed (the “Providing Group”) shall provide access to (and the Accessing Group may access) such Systems solely for the purpose of, as applicable, providing or receiving the Services. Each Party shall cause its applicable Accessing Group to comply with all of the Providing Group’s policies, procedures and limitations (including with respect to physical security, network access, internet security, confidentiality and personal data security and privacy guidelines and other similar policies, collectively, the “Security Regulations”) to be determined by such Providing Group from time to time and provided in writing to such Accessing Group, and shall not tamper with, compromise or circumvent any security or related audit measures employed by the Providing Group. The Accessing Group shall access and use only those Systems of the Providing Group for which it has been granted the right to access and use.

(b) While Services are being provided hereunder, the Parties shall take commercially reasonable measures to ensure that no Virus or similar items are coded or introduced into the Services or Systems. With respect to Services or Systems provided by third parties, compliance with the applicable agreement with such third party shall be deemed sufficient commercially reasonable measures. If a Virus is found to have been introduced into any Services or Systems, (i) the Party that discovers the Virus shall promptly notify the other Party and (ii) the Parties shall use commercially reasonable efforts to cooperate and to diligently work together to remediate the effects of the Virus.

(c) The Parties shall take commercially reasonable measures in providing, accessing and using the Services and Systems hereunder to prevent unauthorized access, use, destruction, alteration or loss of data, information or software contained in the Systems. If, at any time, the Accessing Group reasonably determines that any of its personnel has attempted to circumvent, or has circumvented, the Security Regulations, that any unauthorized personnel has or has had access to the Systems, or that any such personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the Providing Group, the Accessing Group shall immediately terminate any such person’s access to the Systems and immediately notify the Providing Group. The Accessing Group shall reasonably cooperate with the Providing Group in investigating any unauthorized access to the Systems.

Section 2.09 Data Breaches. The Parties shall take reasonable technical and organizational measures designed to protect the Data against accidental or unlawful destruction or accidental loss, accidental alteration, damage, unauthorized disclosure or access of the Data, and notify the other Party without undue delay (and in any event within forty-eight (48) hours) of any personal data breach or cybersecurity incident of which it becomes aware or which it reasonably suspects has occurred with respect to the Data; provided, that, the foregoing shall not limit any obligation of either Party pursuant to the Personal Information Processing Agreement (“PIPA”).

Section 2.10 Audit Rights. Either Party shall, when reasonably requested to do so, allow for and facilitate audits, including inspections, conducted by a Party or another auditor reasonably designated by such Party (the “Auditing Party”) in connection with this Agreement, provided that:

(a) The Auditing Party gives reasonable prior notice of its intention to perform an audit, conducts its audit during normal business hours, and takes all reasonable measures to prevent unnecessary disruption to the other Party’s operations, except if and when required by instruction of a competent data protection authority or where the Auditing Party has suffered a personal data breach and the Auditing Party’s data or the Auditing Party’s employee data was compromised by such breach;

(b) The Auditing Party agrees in writing to comply with the other Party’s reasonable confidentiality and security protocols and procedures;

(c) The cost of such audits, including inspections, shall be borne by the Auditing Party, unless any audit reveals that the other Party is in material breach of this Agreement, in which case the other Party shall reimburse the reasonable costs of such audit and take at its own cost all corrective actions including any temporary work arounds necessary to comply with this Agreement; and

(d) The foregoing shall not limit any obligation of either Party pursuant to the PIPA.

Section 2.11 Access to Facilities.

(a) To the extent that the performance or receipt of Services hereunder requires access to a Party’s or its Affiliates’ office space or facilities or designated portion thereof (collectively, the “Facilities”) by the other Party or its Affiliates (the “Entering Group”), the Party whose Group’s Facilities are being entered (the “Granting Group”) shall grant to Entering Group a limited license (each, a “Facility License” and collectively, the “Facilities License”) to use and access such Facilities, and to use certain offices, work stations, furniture, fixtures and equipment located at such Facilities (collectively, the “Licensed Area”), solely for the purpose of, as applicable, providing or receiving the Services, together with an irrevocable (subject to the other provisions herein), non-exclusive right to use in common with the Granting Group the common areas at and serving the Facilities. Each Party shall cause its applicable Entering Group to comply with all of the Granting Group’s policies, procedures and limitations (including with respect to physical security, restrictions, confidentiality and other similar policies) to be determined by such Granting Group from time to time and provided in writing to such Entering Group. The Entering Group shall access and enter only those Facilities of the Granting Group for which it has been granted the right to access and enter, and shall do so in a manner intended to minimize disruption or inconvenience to the Granting Group. The Parties agree to cooperate in good faith to (i) separate personnel such that the Licensed Area within each Facility shall only include that portion of the applicable Facility that will be used by the Entering Group and (ii) (X) if required, obtain the consent of the landlord(s) under any Lease to permit the applicable Facilities License and (Y) if required by a landlord, enter into a sublease or similar license or use agreement with respect to any Lease on terms consistent with this Agreement. The grant of the Facilities License is subject to the following terms and conditions, which supplement the terms and conditions of this Agreement:

(b) Except for the Owned Facilities, the Parties acknowledge that the Granting Group leases the Facilities pursuant to the lease agreements set forth on Schedule 6 (each, a “Lease”). The Facilities License is and shall be subject and subordinate to each Lease, as applicable, and to the matters to which such Lease is or shall be subordinate. Without limitation to the foregoing, each Facilities License shall immediately terminate without any further action on the part of the Parties in the event that the underlying Lease terminates, provided that the Service Provider shall use commercially reasonable efforts to provide the Service Recipient with notice of any such termination as promptly as practicable. In the event of any conflict between this Agreement and the terms and conditions of any underlying Lease, the terms and conditions of the underlying Lease shall control.

(c) The Entering Group shall and shall cause their employees, representatives, contractors, invitees and licensees to use the Licensed Area in substantially the same manner that it used and occupied such space immediately prior to the Effective Date and for no other purpose nor in any other manner and, in any event, in accordance with (i) all terms, conditions, requirements, conditions and provisions of the applicable Lease, (ii) all Laws and other legal requirements applicable to the use or occupation of each Facility, including those relating to environmental, health and workplace safety matters, and (iii) the applicable landlord’s site rules, regulations, policies and procedures.

(d) The Entering Group shall only permit their employees, authorized representatives, contractors, invitees or licensees to use the Facilities, unless otherwise permitted by the Granting Group in writing.

(e) The Granting Group (and, if applicable, the landlords under the Leases) shall have reasonable access to the Facilities from time to time, as reasonably necessary for the security, repair and maintenance thereof.

(f) The Entering Group shall not make, and shall cause their respective employees, representatives, contractors, invitees and licensees to not make, any alterations or improvements to the Facilities.

(g) During the term of each Facilities License, with respect to the Licensed Area thereunder (including all common areas related thereto), all costs relating to such Licensed Area, including, rent, maintenance, water, sewer, telephone, electricity and gas service, common area charges, amounts of public liability, damage, fire, and extended coverage insurance as may be required under the underlying Lease, any real estate property taxes owed by the Granting Group, repairs, supplies, access to existing facility badging systems, storage or other services (together, the “Rental Costs”) shall be borne pro rata by the Granting Group, on the one hand, and the Entering Group, on the other hand, based on the pro rata portion of the applicable Licensed Area to the balance of the Facility leased under the applicable underlying Lease.

(h) The rights granted pursuant to this Section 2.11 shall be in the nature of a license and shall not create a leasehold or other estate or possessory rights in any of the Entering Group, or their respective employees, subsidiaries, representatives, contractors, invitees or licensees, with respect to the Facilities and shall not include any right of sub-license or sub-leasehold to any party.

(i) The term of each Facilities License shall commence on the Effective Date and, subject to Section 2.11(a), continue until the date set forth on Schedule 6, unless otherwise mutually agreed in writing by the Parties. The Entering Group shall vacate the applicable Licensed Area on or prior to the expiration or earlier termination of the Facilities License. The Entering Group shall be responsible for all moving and similar costs associated with vacating the Licensed Area and will leave its portion of the Facility in broom clean condition.

Section 2.12 Intellectual Property Ownership and Rights; Confidentiality. Except as expressly provided in Section 2.13 and Section 2.14, no Recipient acquires any rights, title or interest (including any ownership, license rights or rights of use) in or to any Intellectual Property which is owned or licensed by any Provider or any of their respective Affiliates or any Third Party by reason of the provision of the Services or access to the Systems or otherwise under this Agreement. The Parties hereby reserve all rights, title and interest in and to their respective Intellectual Property except to the extent of those rights expressly licensed to the other Party under Section 2.13. Each Party acknowledges that any nonpublic information or Data it obtains of the other Party (including through access to its systems) hereunder shall be “Confidential Information” for purposes of the SDA and subject to the terms and conditions therein relating thereto.

Section 2.13 License to Intellectual Property. Each Party hereby grants to the other Party a non-exclusive, non-transferable (except as set forth in Section 9.06), non-sublicensable (except to a third party to the extent it is operating on behalf of such Party for purposes of providing the Services), fully paid-up, worldwide license (solely during and for the period that this Agreement is in effect) to the Intellectual Property owned or licensable (as permitted under any applicable third-party agreements without further payment or obligation except to the extent assumed and performed by the other Party hereunder) by such Party, solely for the purpose of, as applicable, providing or receiving the Services or access to the Systems in each case, as set forth in and in accordance with this Agreement.

Section 2.14 Data. Provider shall, at the reasonable request of Recipient, use commercially reasonable efforts to provide Recipient with all Technology, including records, data and other information to the extent related to and reasonably required for the use of or transition from the Services provided to Recipient that is contained in the Provider’s data files, including records, data and other information created or processed in connection with the Services (the “Data”) consistent with applicable Law. Provider acknowledges that the Technology (including Data), to the extent exclusively related to Recipient, is the exclusive property of Recipient, is Recipient’s confidential information, and that Provider obtains no ownership, right, title or interest in any such Technology other than being authorized to have access to and make use of such Technology solely to the extent necessary and appropriate for the performance by Provider of its obligations under this Agreement and for the sole benefit of Recipient and consistent with applicable Law.

Section 2.15 No Obligation to Hire or Purchase. For avoidance of doubt, a Recipient shall have no right to require Provider to, Provider shall have no obligation to and Provider shall not be permitted to adjust any Service Charges after the Distribution Date if it does any of the following to provide a Service (unless permitted by Section 3.01):

(a) hire or engage any additional employees or other services providers;

(b) maintain the employment of any specific employee;

(c) purchase, lease or license any additional equipment, software, technology or other resources; or

(d) pay any costs related to the transfer or conversion of Provider’s data to Recipient or a Third Party supplier; provided, that, the foregoing shall not limit any obligation of a Provider to provide Services hereunder.

Section 2.16 Professional Advice or Opinions. It is not the intent of any Provider to render, nor of any Recipient to receive from any Provider, professional advice or opinions, whether with regard to tax, legal, regulatory, compliance, treasury, finance, employment or other business and financial matters, technical advice or the handling of or addressing environmental matters. No Recipient or its Group shall rely on, or construe, any Service provided by or on behalf of any Provider or its Group as such professional advice or opinions or technical advice, and Recipients shall seek all third-party professional advice and opinions or technical advice as they may desire or need independently of this Agreement.

Section 2.17 Use of Services. Subject to Section 9.06, no Recipient shall resell, license, sublet or transfer any Services to any Person whatsoever or permit the use of the Services it receives under this Agreement by any Person other than in connection with such Recipient’s conduct of the operations of its business to the extent consistent with the manner in which such business was conducted prior to the Effective Date or contemplated to be conducted as reflected in the written records of such Recipient as of the Effective Date.

Section 2.18 Compliance with Law. Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party.

Section 2.19 Migration. Recipient acknowledges that a purpose of this Agreement is to provide Services to Recipient on an interim basis, until Recipient can perform or procure the services for itself, and, accordingly, Recipient shall use commercially reasonable efforts to make or obtain any approvals, permits or licenses, implement any information technology systems and take any other actions for it to provide or procure the Services for itself as soon as reasonably practicable and in any event no later than the end of a Service Term (for each Service) and the Term (for all Services). At the reasonable request and expense of Recipient, Provider shall cooperate with Recipient to support and facilitate Recipient’s migration from the Services.

Section 2.20 Control Environment. The Parties will define the control environment related to the Services. If required by Recipient, the Parties will develop reasonable and mutually agreed-upon procedures to test the processes used by Provider to perform the Services by Provider on behalf of Recipient, in order to support Recipient’s audit and Sarbanes-Oxley management assertion requirements. These agreed-upon procedures shall be performed by Recipient’s third party designated accounting firm, at Recipient’s sole cost and expense, and a report shall be delivered to both Parties on a timeline that is reasonable and acceptable to both Parties.

ARTICLE III

COSTS AND DISBURSEMENTS

Section 3.01 Costs and Disbursements.

(a) Each Party (or its designee) shall pay to the other Party providing, or causing to be provided, the applicable Service a monthly (unless alternative timing is indicated in the applicable Schedule hereto) fee for such Service as set forth in the applicable Schedule hereto (each aggregate fee calculated in accordance with this provision constituting an “Ongoing Service Charge” and, collectively, with the fee for Omitted Services, the “Service Charges”). Except as set forth on the applicable Schedule, during the Service Term, the amount of a Service Charge for any Services shall not increase, except to the extent that there is an increase after the Distribution Date in the costs actually incurred by the Provider in providing such Services, including as a result of (i) an increase in the amount or volume of such Services being provided to the Recipient (as compared to the amount of the Services underlying the determination of a Service Charge), (ii) an increase in the rates or charges imposed by any third-party provider that is providing goods or services used by the Provider in providing the Services, or (iii) any increase in costs relating to any changes requested by the Recipient in the nature of the Services provided (including relating to newly installed products or equipment or any upgrades to existing products or equipment). In addition to the Service Charges, and unless otherwise specified or fully covered under the Service Charge in the applicable Schedules, Recipient shall pay (or reimburse the Provider for) any and all documented third-party costs and expenses reasonably incurred by the Provider (with the prior written consent of the Recipient for such a cost and expense exceeding $30,000, in the aggregate for a group of related costs and expenses (and Provider shall have no obligation to procure or provide a Service to the extent not so consented to)) in connection with the Services hereunder, including any such documented travel expenses.

(b) Each of NCR and ATMCo (or their designees), as applicable, shall deliver invoices to the other Party (or its designees) for the Service Charges and any other applicable third-party costs and expenses due under this Agreement for each calendar month of the Term, which invoices shall be delivered on or prior to the 10th Business Day following the end of each calendar month during the Term. Each of NCR or ATMCo (or their designees) shall pay, or cause to be paid, the amount of such invoice by wire transfer of immediately available funds to the other Party (or its designees) within thirty (30) days of the date of such invoice. If NCR or ATMCo (or their designees), as applicable, fails to pay such amount by such date, (i) such Party shall be obligated to pay to the other Party providing, or causing to be provided, the Services, in addition to the amount due, interest on such amount at a rate per annum equal to 3% plus the prime rate in effect as of the date payment is due, as published by The Wall Street Journal, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) During the Term, the Provider shall, in a manner consistent with its general practices, maintain complete and accurate records of the Services provided, Service Charges invoiced and payments made hereunder. Without limiting the generality of the foregoing, the Provider shall keep electronic or other copies of all information necessary to verify the accuracy of the Service Charges required to be paid by the Recipient pursuant to this Agreement.

Section 3.02 Taxes.

(a) The Service Charges and related costs and expenses are exclusive of any sales, use, transfer, value-added, goods or services Taxes or similar Taxes imposed or assessed on the provision of the Services, together with all interest and penalties related thereto (such Taxes, interest, and penalties, collectively, the “Service Taxes”); provided that, for the avoidance of doubt, Service Taxes shall exclude income, profit, gross-receipts based, franchise or other similar Taxes. Provider shall calculate and add such Service Taxes to the Services Charges, and Recipient shall be responsible for such Service Taxes. Provider shall provide Recipient with valid invoices issued in accordance with the laws and regulations of the applicable jurisdiction.

(b) Recipient shall be responsible for all Service Taxes, whether or not such Taxes are shown on any invoices. Where allowable, Provider may not charge or recharge Recipient for any Service Tax incurred by Provider or its Affiliates (including subcontractors) if such Service Tax could have been recovered by Provider or its Affiliates. To the extent that any

Service Taxes are imposed on a Provider with respect to such Provider’s provision to a Recipient of Services, such Recipient (or the Party that is a member of the same Group as such Recipient or the Party’s designee) shall reimburse the applicable Provider for any such Service Taxes. Such reimbursement shall be in addition to any Service Charges payable by such Party and shall be made in accordance with Section 3.01.

(c) Each Party shall take, and shall cause its Group to take, any reasonably requested action to minimize any Service Taxes, including by timely providing to the other Party, as applicable, (i) sales and use Tax exemption certificates or other documentation necessary to support Tax exemptions (including Service Taxes registration numbers) and (ii) if required and to the extent applicable, properly completed and executed IRS Forms W-9 or other similar Tax forms. Each Party shall provide the other Party such information and data as reasonably requested from time to time, and to reasonably cooperate with the other Party, in connection with (A) the reporting of any Service Taxes payable pursuant to this Agreement, (B) any audit relating to any Service Taxes payable pursuant to this Agreement, or (C) any assessment, refund, claim or legal proceeding relating to any such Service Taxes.

(d) In the event that applicable Law requires that an amount in respect of any Taxes, levies or charges be withheld from any payment by the Recipient to the Provider under this Agreement, the amount payable to the Provider shall be increased (such increase, an “Additional Amount”) as necessary so that, after the Recipient has withheld amounts required by applicable Law, the Provider receives an amount equal to the amount it would have received had no such withholding been required (subject to Section 3.02(e) below), and the Recipient shall withhold such Taxes, levies or charges and pay such withheld amounts over to the applicable Taxing Authority in accordance with the requirements of the applicable Law and provide the Provider with a receipt confirming such payment. However, no such Additional Amounts shall be payable if the withholding from a payment arises as a result of the Provider changing the entity providing the Services or the jurisdiction from which the Services are performed. The Provider shall reasonably cooperate with the Recipient to determine whether any such deduction or withholding applies to the Services, and if so, shall further cooperate to minimize applicable withholding Taxes. Notwithstanding the foregoing, prior to executing this Agreement, each Party shall provide to the other party any certification reasonably necessary to certify a Party’s eligibility (if any) for applicable treaty benefit or to otherwise properly reduce a Party’s withholding obligations.

(e) Where a Tax credit is available in the jurisdiction in which the Provider is resident and this credit is available to offset any withholding Tax charged as provided in Section 3.02(c) above so that the Provider does not suffer any additional Tax cost as a result of any amounts withheld, then no such increase to the invoiced amount is required.

Section 3.03 No Right to Set-Off. Each of NCR or ATMCo, as applicable, shall pay (or cause to be paid) the full amounts owed by it to the other Party’s Group under this Agreement and shall not set-off, counterclaim or otherwise withhold any amount owed to the other Party’s Group under this Agreement on account of any obligation owed by the other Party to NCR or ATMCo (or, in either case, the members of its Group), as applicable, under this Agreement, the SDA or any other Ancillary Agreement.

ARTICLE IV

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

Section 4.01 Disclaimer of Warranties. The Parties acknowledge and agree that neither Party nor its Affiliates is in the business of providing Services of the type contemplated by this Agreement, and that each Party and their respective Affiliates make no representation or warranty with respect thereto. NEITHER PARTY NOR ANY OF ITS AFFILIATES MAKES, NOR IS EITHER PARTY OR ITS AFFILIATES RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER OR THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE, AND EACH PARTY AND ITS RESPECTIVE AFFILIATES HEREBY EXPRESSLY DISCLAIM THE SAME.

ARTICLE V

LIABILITY AND INDEMNIFICATION

Section 5.01 Limitation of Liability. Except for fraud, willful misconduct or gross negligence of a Party under this Agreement, the maximum liability in the aggregate of a Party and its Affiliates, and their respective directors, officers, employees, agents or representatives, to, and the sole monetary remedy of, the other Party and its Affiliates, and their respective directors, officers, employees, agents or representatives, for matters arising out of this Agreement, whether in contract, tort (including negligence or strict liability) or otherwise, shall not exceed in the aggregate the Service Charges paid or payable to such Party under this Agreement (the “Liability Cap”). Notwithstanding the foregoing in this Section 5.01, the Liability Cap shall not be applicable to (and shall not be eroded by) any Indemnifiable Losses otherwise indemnifiable pursuant to Section 5.02 and related to, arising out of or resulting from (i) damages for bodily injury (including death); (ii) damages to real property and tangible personal property; (iii) fines or penalties assessed by a Governmental Authority; and (iv) Recipients’ obligation to make payment of undisputed fees to Provider for Services performed and delivered in compliance with the terms of this Agreement.

Section 5.02 Indemnity. Without limitation of the fee, Tax, cost and expense and other obligations of the Recipients expressly set forth in this Agreement, each Party shall indemnify, defend and hold harmless the other Party and its Affiliates and its and their respective directors, officers, employees, agents and representatives (“Indemnitees”) from and against any and all Indemnifiable Losses of the Indemnitees to the extent relating to or arising out of the breach of this Agreement (subject to the Liability Cap, where applicable) or the fraud, willful misconduct or gross negligence of such indemnifying Party or its Affiliates. The provisions of this Section 5.02 shall be the Parties’ and their Affiliates’ sole and exclusive monetary remedy with respect to all claims, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under or relating to this Agreement or any Services.

Section 5.03 Consequential and Other Damages. OTHER THAN WITH RESPECT TO A THIRD-PARTY CLAIM FOR WHICH A PARTY IS RESPONSIBLE FOR SUCH DAMAGES AND INDEMNIFIABLE PURSUANT TO SECTION 5.02, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR (AND EACH PARTY AND ITS AFFILIATES HEREBY WAIVES ANY CLAIM TO) ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING BUSINESS INTERRUPTION LOSSES, LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF GOODWILL AND DIMINUTION IN VALUE, WHETHER CAUSED BY BREACH OF THIS AGREEMENT OR OTHERWISE AND WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE.

Section 5.04 Statute of Limitations. Except with respect to any Tax matters that arise under this Agreement, any and all claims, suits, or actions arising out of or relating to this Agreement will be barred unless an action is commenced within one (1) year from the date on which a Party knew or should have known of the facts giving rise to such claim, whichever occurs first, and after which neither Party shall have any further liability with respect to any such matter. The remedies provided in this Agreement and, if and to the extent applicable, the SDA shall be the sole and exclusive remedies with respect to claims related to this Agreement.

Section 5.05 Indemnification Procedures. Section 6.8 (Direct Claims) and Section 6.4 (Procedures for Indemnification; Third Party Claims) of the SDA shall apply to claims for Indemnifiable Losses under this Agreement, mutatis mutandis.

ARTICLE VI

TERMINATION

Section 6.01 Term. Unless terminated earlier pursuant to the provisions of this Agreement, the term of this Agreement (including any and all Service Terms) shall not extend beyond twenty-four (24) months from the Effective Date (the “Term”).

Section 6.02 Termination.

(a) This Agreement may be terminated earlier by a Party with respect to its obligations to provide or to cause the provision of Services hereunder if the other Party is in material breach of a material provision of this Agreement and such breach is not corrected within thirty (30) days of a written notice from such Party of such breach and intent to so terminate its obligation to provide and to cause the provision of Services if not so cured. Without limitation to the foregoing, a Party that successfully enforces a claim against the other Party for breach (whether material or not) of this Agreement shall be entitled to reimbursement by the breaching Party of its reasonable costs and attorneys’ fees incurred in connection with such enforcement.

(b) A Recipient may from time to time terminate any Service or this Agreement with respect to any Service, in each case, in whole or, if reasonably practicable, in part, for any reason or no reason upon providing at least (i) thirty (30) days’ prior written notice in respect of Services provided by the Provider or an Affiliate of the Provider, and (ii) thirty (30) days’ prior written notice in respect of Services subcontracted to a Third Party, in each case, to the Provider’s Transition Manager of such termination (unless a longer notice period is specified in the Schedules attached hereto or in a third-party agreement to provide Services, in which case such longer notice period shall apply); provided that the termination of any specific Service by Recipient shall terminate any other Services provided by Provider to the extent such Service Recipient terminates is dependent on the continuation of, or described in the applicable Schedules as linked or bundled with, the Service terminated pursuant to this Section 6.02(b), provided, further, that Provider provides written notice of such dependency to Recipient and Recipient does not expressly withdraw such termination within five (5) days of such notice (the “Bundled Services”); provided, further, that such Recipient pays to the applicable Provider (and is liable for) any documented out-of-pocket costs reasonably incurred by such Provider as a result of such early termination, including any such cost owed to Third Parties for the full applicable Service Term (and the Provider shall use its commercially reasonable efforts to mitigate any such liabilities and minimize any such out-of-pocket costs to the extent reasonably practicable). At the reasonable written request of Recipient from time to time with respect to a particular Service that Recipient is contemplating potentially terminating early under this Section 6.02, Provider will advise Recipient whether such Service is a Bundled Service.

(c) Once all of the Services have expired or been terminated pursuant to this Agreement, this Agreement shall automatically expire.

Section 6.03 Effect of Termination.

(a) Except as expressly set forth in this Agreement (including the Schedules), upon expiration or earlier termination of any Service pursuant to this Agreement, the Provider of the terminated or expired Service or its Affiliate shall have no further obligation to provide the terminated or expired Service, and the applicable Recipient shall have no obligation to pay any Service Charges relating to any such Service, and the Services Charges in respect of such terminated or expired Services shall cease to accrue; provided that the applicable Recipient shall remain obligated to the Provider for the Service Charges owed and payable in respect of Services provided prior to the effective date of termination or expiration, shall remain liable for any other costs and expenses pursuant to Section 6.01, and shall remain liable for any applicable Service Taxes pursuant to Section 3.02. Any such required payments not made within the later of thirty (30) days after the later of the termination date or receipt of an applicable invoice with respect thereto shall be subject to the late charges set forth in Section 3.01(a). In connection with termination or expiration of any Service, the provisions of this Agreement not relating solely to such terminated or expired Service shall survive any such termination or expiration. Notwithstanding anything to the contrary contained herein, upon any expiration or earlier termination of this Agreement or any Services, the Provider shall (at the sole cost and expense of Recipient) cooperate with all reasonable requests by the Recipient in connection with the transition of the Services, including the transfer of data to the Recipient or its designee (in a suitable electronic format as may be necessary or appropriate to enable the Recipient to access and use such data or in the format maintained by Provider), until such time as the transition is completed to the Recipient’s reasonable satisfaction.

(b) In connection with an expiration or earlier termination of this Agreement, Article I, Section 2.12, Section 3.01(a), Section 3.02, Section 3.03, Article IV, Article V, this Article VI, Article VII, Article VIII, Article IX and liability for all owed and unpaid Service Charges, Service Taxes and other costs and expenses specified in this Agreement shall continue to survive indefinitely and any liability for other breaches of this Agreement shall survive for the applicable period set forth in Section 5.04.

Section 6.04 Force Majeure.

(a) Subject to Section 6.03(b), no Party (or other Person acting on its behalf) shall have any liability for any expense, loss or damage whatsoever arising from, or responsibility for failure to fulfill any obligation (other than a payment obligation) under, this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, delayed or otherwise made impracticable as a consequence of circumstances of Force Majeure. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall use commercially reasonable efforts to resume the performance of such obligations as soon as reasonably practicable (provided that a Party shall not be required to settle a labor dispute (or resolve a labor stoppage or slowdown) other than as it may determine in its sole judgment), and if the applicable Provider is the Person so prevented then the Recipient shall not be obligated to pay the Service Charge (or portion thereof) for a Service to the extent and for so long as such Service (or portion thereof) is not made available to the Recipient hereunder as a result of such Force Majeure.

(b) Notwithstanding the foregoing, during the period of a Force Majeure preventing provision of applicable Services to the Recipient pursuant to Section 6.04(a), the Provider shall use its commercially reasonable efforts and reasonably cooperate with the Recipient to arrange for the provision of such Services impacted by the Force Majeure, and the Recipient shall be entitled to seek an alternative service provider with respect to such Services, at the sole cost and expense of the Recipient; provided that Recipient shall have no obligation to pay to Provider the applicable Service Charges for a Service to the extent not provided to the Recipient due to a Force Majeure.

ARTICLE VII

MANAGEMENT AND CONTROL

Section 7.01 Cooperation.

(a) No Recipient shall take any action which would interfere with or increase (other than in a de minimis manner) the cost of the Provider providing (or causing to be provided) any of the Services. During the Term, each Recipient shall use its commercially reasonable efforts to cooperate with the relevant Provider with respect to such Provider providing the Services and, without limitation of the foregoing, each Recipient shall (a) make available on a timely basis to the Provider all information and materials reasonably requested by such Provider to enable such Provider to provide the applicable Services to such Recipient and (b) provide to the applicable Provider reasonable access to its premises, facilities and personnel to the extent reasonably necessary for such Provider to provide the applicable Services to such Recipient. A Provider shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented by an applicable Recipient in connection with this Agreement. A Provider shall not be liable for any impairment of any Service to the extent caused by or relating to its not receiving the information, materials or access required by this Section 7.01(a), either timely or at all, or by its receiving inaccurate or incomplete information from an applicable Recipient that is required or reasonably requested regarding that Service. During the Term, the Provider shall provide commercially reasonable cooperation to the applicable Recipient by responding to the Recipient’s reasonable requests for information related to the functionality or operation of the Services. The Provider shall provide Recipient with reasonable access (during reasonable business hours) to records related to the Services and personnel for consulting and assistance in connection with the Services.

(b) To the extent the Parties or a member of their respective Group have entered into any third-party Contracts in connection with any of the Services, the Recipients shall comply with the terms of such agreement to the extent the Recipients have been informed of such terms.

Section 7.02 Required Consents. Each Party shall use commercially reasonable efforts to obtain any and all third-party consents, licenses or approvals necessary or advisable to allow the relevant Provider to provide the Services (the “Required Consents”); provided, however, that the costs of obtaining, or seeking to obtain, such Required Consents shall be paid by the Recipient in respect of the Services. Each Party shall reasonably cooperate with the other in connection with obtaining Required Consents upon such other Party’s request. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third Party consent, the Provider shall have no obligation to provide such Service (and the Provider and the Recipient shall use commercially reasonable efforts and reasonably cooperate with each other to minimize the adverse impact therefrom and to arrange for the provision of substitute or alternative services for such Service to the extent reasonably practicable).

Section 7.03 Primary Points of Contact for Agreement. Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement (such individual, a “Transition Manager”). Each Party’s Transition Manager shall have overall responsibility for coordinating, on behalf of such Party, all activities undertaken by or on behalf of such Party hereunder, including (i) the performance of such Party’s obligations and the exercise of such Party’s rights hereunder, acting as a day-to-day contact with the other Party’s Transition Manager and helping to make available to the other Party the data, facilities, resources and other support in accordance with the requirements of this Agreement, (ii) amendments to the Schedule to add Omitted Services, and (iii) subject to Sections 8.1 (Negotiation), 8.2 (Right to Seek Urgent Relief Immediately) and 8.3 (Arbitration) of the SDA, serve as points of contact for discussing and attempting to resolve any Agreement Disputes with respect to this Agreement. Each Party’s Transition Manager as of the Effective Date is set forth on Schedule 5. A Party may change its Transition Manager from time to time upon reasonable written notice to the other Party; provided that the new Transition Manager is reasonably acceptable to the other Party.

Section 7.04 No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party or its Affiliates acting as an agent of the other Party or its Affiliates. No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created hereby, expressly or by implication. The Parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

ARTICLE VIII

PERSONAL INFORMATION AND CONFIDENTIAL INFORMATION

Section 8.01 Personal Information. The Parties shall cooperate to comply with all applicable data privacy laws, including by entering into the Personal Information Processing Agreement (“PIPA”), attached as Schedule 4 hereto; provided that in the event any terms of the PIPA conflict with the terms of this Agreement, the PIPA shall control.

Section 8.02 Confidentiality. Section 7.5 (Confidentiality) of the SDA shall apply to this Agreement, mutatis mutandis.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Incorporation by Reference. Article VIII (Dispute Resolution) and Section 10.1 (Survival of Agreements), Section 10.7 (Termination), Section 10.9 (No Set-Off), Section 10.10 (No Circumvention), Section 10.11 (Subsidiaries), Section 10.12 (Third Party Beneficiaries), Section 10.17 (Specific Performance), Section 10.20 (Authorization) and Section 10.21 (No Duplication; No Double Recovery) of the SDA are each incorporated herein by reference, mutatis mutandis.

Section 9.02 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective as of the Effective Date. Execution of this Agreement or any other documents pursuant to this Agreement by email attaching DocuSign or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

Section 9.03 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.03 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 9.03 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the address for such party set forth below (or at such other address for a party as shall be specified from time to time in a notice given in accordance with this Section 9.03):

If to NCR:

NCR Corporation

864 Spring St NW

Atlanta, GA 30308

Attn: General Counsel

[Email]

If to ATMCo:

ATMCo

[•]

Attn: General Counsel

Section 9.04 Waiver.

(a) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(b) No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.05 Modification or Amendment. This Agreement may only be amended, modified or supplemented, in whole or in part, in a writing signed on behalf of each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

Section 9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations of a Party under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by such Party without the prior consent of the other Party; provided, that such first Party (i) may assign, in whole or in part, by operation of law or otherwise, this Agreement to one or more of its Affiliates, and (ii) may assign, in whole or in part, by operation of law or otherwise, this Agreement to the successor to all or a portion of the business or assets to which this Agreement relates; provided, further, that (x) the assigning Party shall promptly notify the non-assigning Party in writing of any assignments it makes under the foregoing clause (ii), and (y) in either case of the foregoing clauses (i) or (ii), the party to whom this Agreement is assigned shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto with respect to all or such portion of this Agreement so assigned. Any assignment or other disposition in violation of this Section 9.06 shall be void. No assignment shall relieve the assigning Party of any of its obligations under this Agreement that accrued prior to such assignment unless agreed to by the non-assigning Party.

Section 9.07 Titles and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.08 Governing Law. This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Maryland, irrespective of the choice of law principles of the State of Maryland, including without limitation Maryland laws relating to applicable statutes of limitations and burdens of proof and available remedies.

Section 9.09 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

Section 9.10 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.11 Complete Agreement. This Agreement, including the exhibits and schedules attached hereto, the SDA and the other Ancillary Agreements (and the exhibits and schedules thereto) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control. Notwithstanding anything to the contrary in this Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of the SDA, the provisions of the SDA shall control; provided, however, that with respect to the provision of support and other services after the Distribution that are the subject of this Agreement, this Agreement shall prevail over the SDA or any other Ancillary Agreement.

[Signature page follows. The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

[NCR]

By:
Name:
Title:

[ATMCO]

By:
Name:
Title:

[Signature Page to Transition Services Agreement]